Exhibit 99.1

Bellicum Reports Second Quarter 2021 Financial Results and Provides Operational Update
- Entered into a licensing agreement with two leading oncology research and treatment centers for use of CaspaCIDe® safety switch technology -
- Enrollment continuing in Phase 1/2 dose-escalation trial evaluating BPX-601 and rimiducid in patients with previously treated metastatic prostate cancer and Phase 1/2 clinical trial for BPX-603 in solid tumors that express HER2 -

HOUSTON, August 12, 2021 --- Bellicum Pharmaceuticals, Inc. (Nasdaq: BLCM), a leader in developing novel, controllable cellular immunotherapies for cancers, today reported financial results for the second quarter 2021 and provided an operational update.

“In the second quarter, Bellicum expanded the potential impact of its CaspaCIDe technology through a licensing agreement with two leading oncology research and treatment centers of excellence for use in four of their cell therapy constructs,” said Rick Fair, president and Chief Executive Officer. “The agreement provides potential future revenue as the projects progress to the market. We remain focused on the clinical studies of our next generation GoCAR-T® cell therapies and our trials of BPX-601 in prostate cancer and BPX-603 in HER2+ solid tumors are on track. We look forward to providing future updates on our clinical progress for both programs.”
Program Highlights and Current Updates

BPX-601 GoCAR-T®
•Patient enrollment is ongoing in the Phase 1/2 dose-escalation clinical trial evaluating BPX-601 and rimiducid in patients with previously treated metastatic castration-resistant prostate cancer (mCRPC) and pancreatic cancer.
•Bellicum expects to provide a Phase 1 data update on BPX-601 and rimiducid in patients with mCRPC in the first quarter of 2022.

BPX-603 GoCAR-T
•Bellicum is conducting its Phase 1/2 clinical trial for BPX-603 in patients with solid tumors that express human epidermal growth factor 2 (HER2), including breast, endometrial, ovarian, gastric, and colorectal cancers. BPX-603 is the company’s first dual-switch GoCAR-T product candidate, which incorporates Bellicum’s iMC activation and CaspaCIDe® safety switch technologies. The company expects to present initial Phase 1 data from this trial in the fourth quarter of 2021.

CaspaCIDe
•In June, Bellicum entered into a license agreement with the University of North Carolina Lineberger Comprehensive Cancer Center (UNC Lineberger) and Massachusetts General Hospital covering certain intellectual property and technology rights regarding the company’s CaspaCIDe (inducible caspase-9, or iC9) safety switch and related technologies, and the use of rimiducid. This agreement covers four CAR-T programs currently in development that incorporate Bellicum’s

Exhibit 99.1

technology, two of which are owned by UNC Lineberger and two of which are co-owned by both institutions.

Financial Results for the Second Quarter and Six Months Ended June 30, 2021

R&D Expenses: Research and development expenses were $6.7 million and $13.2 million for the three and six months ended June 30, 2021, respectively, compared to $11.8 million and $22.2 million for the three and six months ended June 30, 2020, respectively. The decrease in expenses in the second quarter of 2021 and the first half of the year resulted primarily from reduced rivo-cel commercialization activities and the corporate restructuring implemented during the fourth quarter of 2020, which resulted in a reduction in force.

G&A Expenses: General and administrative expenses were $1.8 million and $3.8 million for the three and six months ended June 30, 3021, respectively, compared to $3.8 million and $7.9 million for the three and six months ended June 30, 2020, respectively. The decrease in expenses in the second quarter of 2021 and the first half of the year was primarily due to the reduction in rivo-cel activities and reduction in force.

Loss from Operations: Bellicum reported a loss from operations of $7.9 million and $16.7 million for the three and six months ended June 30, 2021, respectively, compared to a loss from operations of $11.8 and $26.4 million for the three and six months ended June 30, 2020, respectively. The results for the six months ended June 30, 2021 include a net loss on dispositions of $0.5 million relating to the early termination in the first quarter of 2021 of the San Francisco office space. The results for the six months ended June 30, 2020 included a net gain on dispositions of $3.8 million due to the sale of the Houston manufacturing facility in the second quarter of 2020. Cash used in operating activities was $16.1 million for the six months ended June 30, 2021, compared to cash used in operating activities of $30.5 million for the six months ended June 30, 2020.

Net Income/Loss: Bellicum reported net loss of $2.2 million and $13.5 million for the three and six months ended June 30, 2021, respectively, compared to a net loss of $43.2 million and $25.6 million for the three and six months ended June 30, 2020, respectively. The results in 2021 included a non-cash gain of $5.6 million and $3.2 million recognized from the change in the derivative warrant and private placement option fair value liability for the three and six months ended June 30, 2021, respectively. The results in 2020 included a non-cash loss of $30.7 million and a non- cash gain of $2.1 million related to the change in fair value of the warrant and private placement option liability for the three and six months ended June 30, 2020, respectively.

Shares Outstanding: As of August 4, 2021, Bellicum had 8,397,803 shares of common stock and 452,000 shares of preferred stock outstanding. Each share of preferred stock is convertible into 10 shares of common stock.

Cash Position and Guidance: Bellicum reported cash and cash equivalents and restricted cash totaling $21.8 million as of June 30, 2021, compared to $37.0 million as of December 31, 2020. Based on current operating plans, Bellicum expects that current cash resources will be sufficient to meet operating requirements into the second quarter of 2022.

About Bellicum Pharmaceuticals

Bellicum is a clinical stage biopharmaceutical company striving to deliver cures through controllable cell therapies. The company’s next-generation product candidates are differentiated by powerful cell signaling technologies designed to produce more effective CAR-T cell therapies. Bellicum’s GoCAR-T® product candidates, BPX-601 and BPX-603, are designed to be more efficacious CAR-T cell products capable of overriding key immune inhibitory mechanisms. More information about Bellicum can be found at
www.bellicum.com.

Forward-Looking Statements

Exhibit 99.1

This press release contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Bellicum may, in some cases, use terms such as “predicts,” “believes,” “potential,” “proposed,” “continue,” “designed,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Forward-looking statements include statements regarding Bellicum’s intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things: Bellicum’s plans to continue its focus on next generation CAR-T cell therapies; the timing of updates regarding Bellicum’s clinical trials and other development programs; Bellicum’s expected cash runway. Various factors may cause differences between Bellicum’s expectations and actual results as discussed in greater detail under the heading “Risk Factors” in Bellicum’s filings with the Securities and Exchange Commission, including without limitation Bellicum’s quarterly report on Form 10-Q for the three months ended June 30, 2021 and Bellicum’s annual report on Form 10-K the year ended December 31, 2020. Any forward-looking statements that Bellicum makes in this press release speak only as of the date of this press release. Bellicum assumes no obligation to update Bellicum’s forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

Exhibit 99.1

BELLICUM PHARMACEUTICALS, INC.
Consolidated Balance Sheets
(unaudited; in thousands)

	June 30	December 31,
	2021	2020
Current Assets:
Cash and cash equivalents	$20,278	$35,495
Restricted cash	1,501	1,501
Accounts receivable, interest and other receivables	904	2
Prepaid expenses and other current assets	1,229	802
Assets held for sale	—	1,643

Non-Current Assets:
Operating lease right-of-use assets	—	645
Property and equipment, net	40	189
Other assets	4	307
Total assets	$23,956	$40,584

Current Liabilities:
Accounts payable	$760	$891
Accrued expenses and other current liabilities	4,457	4,165
Warrant derivative liability	9,629	10,345
Private placement option liability	5,277	7,803
Current portion of lease liabilities	17	825
Liabilities held for sale	—	672

Long-Term Liabilities:
Long-term lease liabilities	22	344

Preferred stock	18,036	18,036
Total stockholders' deficit	(14,242)	(2,497)
Total liabilities, preferred stock and stockholders' deficit	$23,956	$40,584

Exhibit 99.1

BELLICUM PHARMACEUTICALS, INC.
Consolidated Statements of Operations
(unaudited; in thousands, except share and per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Revenues
Grants	700	—	700	—
License fee revenue	—	—	—	—
Total revenues	700	—	700	—

Operating Expenses:
Research and development	6,722	11,758	13,183	22,206
General and administrative	1,765	3,761	3,777	7,932
Total operating expenses	8,487	15,519	16,960	30,138
(Gain) loss on dispositions, net	—	(3,761)	464	(3,761)
Loss from operations	(7,787)	(11,758)	(16,724)	(26,377)

Interest income	8	28	18	382
Interest expense	(1)	(763)	(4)	(1,748)
Change in fair value of warrant liability	5,579	(30,701)	3,242	2,125
Other expense	(1)	—	(1)	—
Net income (loss)	$(2,202)	$(43,194)	$(13,469)	$(25,618)
Net income (loss) per share attributable to common shareholders, basic and diluted	$(0.22)	$(8.55)	$(1.34)	(5.08)
Weighted-average shares outstanding, basic and diluted	10,108,388	5,052,234	10,071,882	5,045,965

Source: Bellicum Pharmaceuticals

Investors:
Robert H. Uhl
Managing Director
Westwicke ICR
858-356-5932
Robert.uhl@westwicke.com